STOCK EXCHANGE AGREEMENT

This Agreement dated as of the 22nd day of November 2006, by and among Willowtree Advisor, Inc., a Nevada corporation having its offices at 1411 Hedgelawn Way, Raleigh, NC 27615 (the “Issuer”), and the individuals named on the signature page of this Agreement (collectively, the “Shareholders” and each, individually, a “Shareholder”).

WITNESSETH:

WHEREAS, the Shareholders are the holders of all of the issued and outstanding capital stock (the “Acquisition Shares”) of OmniReliant Corporation, a Florida corporation (“Acquisition Company”); and

WHEREAS, the Shareholders are acquiring a controlling interest in the Issuer;

WHEREAS, pursuant to a separate securities purchase agreement between the Issuer and a group of investors, the investors are acquiring the Company’s shares of series A convertible preferred stock and warrants to purchase common stock, par value $.00001 per share (“Common Stock”); and

WHEREAS, the Issuer is willing to issue shares of Common Stock to the Shareholders in consideration for all of the issued and outstanding capital stock of Acquisition Corp.

NOW, THEREFORE, for the mutual consideration set out herein, the parties agree as follows:

1.  Exchange of Shares.

(a)  Issuance of Shares by Issuer. On and subject to the conditions set forth in this Agreement, the Issuer will issue to Shareholders, in exchange for all of the Acquisition Shares, which represents all of the issued and outstanding capital stock of Acquisition Company, an aggregate of 12,300,000 shares (the “Shares”) of Common Stock. The Shares will be issued to the Shareholders on a one for one basis in the amounts set forth after their respective names in Schedule I to this Agreement.

(b)  Transfer of Acquisition Shares by the Shareholders. On and subject to the conditions set forth in this Agreement, the Shareholders will transfer to the Issuer all of the Acquisition Shares in exchange for the Shares. Each Shareholder holds the number of Acquisition Shares set forth after his or her name in Schedule I to this Agreement.

(c)  Closing. The issuance of the Shares to the Shareholders and the transfer of the Acquisition Shares to the Issuer will take place at a closing (the “Closing”) to be held at the office of Sichenzia Ross Friedman Ference, LLP, 1065 Avenue of the Americas, 21st Floor, New York, New York 10018 as soon as possible after or contemporaneously with the satisfaction or waiver of all of the conditions to closing set forth in Section 4 of this Agreement.

2.  Representations and Warranties of the Issuer. The Issuer hereby represents and warrants to the Shareholders as follows:

(a)  General.

(i)   The Issuer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. The Issuer does not have any equity investment or other interest, direct or indirect, in, or any outstanding loans, advances or guarantees to or on behalf of, any domestic or foreign corporation, limited liability company, association, partnership, joint venture or other entity.

(ii)   Complete and correct copies of the Issuer’s certificate of incorporation and by-laws are available for review on the EDGAR system maintained by the U.S. Securities and Exchange Commission (the “Commission”).

(iii)   The Issuer has full power and authority to carry out the transactions provided for in this Agreement, and this Agreement constitutes the legal, valid and binding obligations of the Issuer, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency and other laws of general application affecting the enforcement of creditor’s rights and except that any remedies in the nature of equitable relief are in the discretion of the court. All necessary action required to be taken by the Issuer for the consummation of the transactions contemplated by this Agreement has been taken.

(iv)   The Shares, when issued pursuant to this Agreement, will be duly and validly authorized and issued, fully paid and non-assessable. The issuance of the Shares to Shareholders is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to an exemption provided by Section 4(2) and Rule 506 promulgated thereunder.

(b)  SEC Documents. The Issuer is registered pursuant to Section 12 of the Exchange Act and it current with its reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). None of the Issuer’s filings made pursuant to the Exchange Act (collectively, the “Issuer SEC Documents”) contains any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Issuer SEC Documents, as of their respective dates, complied in all material respects with the requirements of the Exchange Act, and the rules and regulations of the Commission thereunder, and are available on the Commission’s EDGAR system.

3.  Representations and Warranties of Shareholders. Each Shareholder hereby severally represents, warrants, covenants and agrees as follows:

(a)  Such Shareholder understands that the offer and sale of the Shares is being made only by means of this Agreement and understands that the Company has not authorized the use of, and the Shareholder confirms that he or she is not relying upon, any other information, written or oral, other than material contained in this Agreement. Such Shareholder is aware that the purchase of the Shares involves a high degree of risk and that such Shareholder may sustain, and has the financial ability to sustain, the loss of his or her entire investment, understands that no assurance can be given that the Company will be profitable in the future, that there is no public market for the Common Stock, and the Issuer can give no assurance that there will ever be a public market for the Common Stock. Furthermore, in subscribing for the Shares, such Shareholder acknowledges it is not relying upon any projections or any statements of any kind relating to future revenue, earnings, operations or cash flow in making an investment in the Shares.

(b)  Such Shareholder severally represents to the Company that he or she is an accredited investor within the meaning of Rule 501 of the Commission under the Securities Act of 1933, as amended (the “Securities Act”) and it understands the meaning of the term “accredited investor.” The requirements for an accredited investor as set forth in Exhibit B. Such Shareholder further represents that he or she has such knowledge and experience in financial and business matters as to enable the Shareholder to understand the nature and extent of the risks involved in purchasing the Shares. Such Shareholder is fully aware that such investments can and sometimes do result in the loss of the entire investment. Such Shareholder has engaged his or her own counsel and accountants to the extent that the Shareholder deems it necessary.

(c)  All of the information provided by such Shareholder in his or her Confidential Questionnaire is true and correct in all material respects.

(d)  Such Shareholder is acquiring the Shares pursuant to this Agreement for his or her own account, for investment and not with a view to the sale or distribution thereof, for the Shareholder’s own account and not on behalf of others; has not granted any other person any interest or participation in or right or option to purchase all or any portion of the Shares; is aware that the Shares are restricted securities within the meaning of Rule 144 of the Commission under the Securities Act, and may not be sold or otherwise transferred other than pursuant to an effective registration statement or an exemption from registration; and understands and agrees that the certificates for the Shares shall bear the Company’s standard investment legend. The Shareholder understands the meaning of these restrictions.

(e)  The Shareholder will not transfer any Shares except in compliance with all applicable federal and state securities laws and regulations, and, in such connection, the Company may request an opinion of counsel reasonably acceptable to the Company as to the availability of any exemption.

(f)  Such Shareholder represents and warrants that no broker or finder was involved directly or indirectly in connection with his or her purchase of the Shares pursuant to this Agreement. Such Shareholder shall indemnify the Company and hold it harmless from and against any manner of loss, liability, damage or expense, including fees and expenses of counsel, resulting from a breach of the Shareholder’s warranty contained in this Paragraph 3(f).

(g)  Such Shareholder understands that he or she has no registration rights with respect to the Shares.

(h)  Such Shareholder represents and warrants that the address set forth on Schedule I to this Agreement is its true and correct address, and understands that the Company will rely on this representation in making filings under state securities or blue sky laws.

4.  Conditions to the Obligation of Shareholders and the Issuer. The obligations of Shareholders and the Issuer under this Agreement are subject to the completion of the sale of preferred stock and warrants to certain investors pursuant to an agreement between the Issuer and such investors prior to or contemporaneously with the exchange contemplated by this Agreement.

5.  Miscellaneous.

(a)  This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof, superseding any and all prior or contemporaneous oral and prior written agreements, understandings and letters of intent. This Agreement may not be modified or amended nor may any right be waived except by a writing which expressly refers to this Agreement, states that it is a modification, amendment or waiver and is signed by all parties with respect to a modification or amendment or the party granting the waiver with respect to a waiver. No course of conduct or dealing and no trade custom or usage shall modify any provisions of this Agreement.

(b)  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

(c)  This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and permitted assigns.

(d)  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same document.

(e)  The various representations, warranties, and covenants set forth in this Agreement or in any other writing delivered in connection therewith shall survive the issuance of the Shares.

(f)  If the Shareholder is a resident of a state set forth in Exhibit C to this Agreement or if the Shareholder negotiates the purchase of the Shares from or receives this Agreement while in Florida, the provisions of such Exhibit C relating to the Shareholder’s purchase of the Shares are incorporated as if set forth in full in this Agreement.

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Please confirm your agreement with the foregoing by signing this Agreement where indicated.

Very truly yours, APOGEE FINANCIAL INVESTMENTS, INC.

By:
By:	Chris D. Phillips President

ZTZ TRUST, INC.

By:
Lucien Lallouz President

Kevin Harrington

KRH LICENSING COMPANY, LLC

By:
Richard Hilton President

Tim Harrington

Paul Morrison

Accepted this ____ day of November 2006
WILLOWTREE ADVISOR, INC.
By:

Schedule I

Name	Number of Shares
Apogee Financial Investments, Inc.	3,000,000
ZTZ Trust Inc.	3,000,000
Kevin Harrington	1,500,000
Tim Harrington	1,500,000
KRH Licensing Company, LLC	3,000,000
Paul Morrison	300,000

Total	12,300,000

Exhibit A

Accredited investors

A Shareholder who meets any one of the following tests is an accredited investor:

(a) The Shareholder is an individual who has a net worth, or joint net worth with the Shareholder’s spouse, of at least $1,000,000.

(b) The Shareholder is an individual who had individual income of more than $200,000 (or $300,000 jointly with the Shareholder’s spouse) for the past two years, and the Shareholder has a reasonable expectation of having income of at least $200,000 (or $300,000 jointly with the Shareholder’s spouse) for the current year.

(c) The Shareholder is an officer or director of the Company.

(d) The Shareholder is a bank as defined in section 3(a)(2) of the Securities Act or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity.

(e) The Shareholder is a broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934.

(f) The Shareholder is an insurance company as defined in section 2(13) of the Securities Act.

(g) The Shareholder is an investment company registered under the Investment Company Act of 1940 or a business development company as defined in section 2(a)(48) of that Act.

(h) The Shareholder is a small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958.

(i) The Shareholder is an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors.

(j) The Shareholder is a private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940.

(k) The Shareholder is an organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000.

(l) The Shareholder is a trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) of the Commission under the Securities Act.

(m) The Shareholder is an entity in which all of the equity owners are accredited investors (i.e., all of the equity owners meet one of the tests for an accredited investor).

If an individual Shareholder qualifies as an accredited investor, such individual may purchase the Shares in the name of his or her individual retirement account (“IRA”).